EXHIBIT 99.2

First Quarter 2013 Earnings Call, May 9, 2013

Alan Sheinwald:

Thank you and good morning.  I’d like to thank everyone for joining us today for the Inuvo First Quarter 2013 Shareholder Update Conference Call.  Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer of Inuvo, will be your presenters on the call.

Before we begin, I’m going to review the company’s Safe Harbor statement.  Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially.  When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo Inc are such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time.  In addition, other risks are more fully described in Inuvo’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’d now like to congratulate management on yet another strong quarter and introduce Mr. Rich Howe, CEO of Inuvo.  Rich, please go ahead.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us today.

Thank you Alan, and thanks everyone for joining us today.

We are pleased to report that revenue for the first quarter of 2013 was $15.9 million dollars, a significant increase over the $8.8 million dollars reported in the first quarter of 2012.  We are equally encouraged by the improvement in Adjusted EBITDA for the quarter ,which at $1.4 million dollars, was meaningfully better then the comparable period in 2012 where Adjusted EBITDA was $212 thousand dollars.

On today’s call I would like to provide a brief overview of the first quarter, discuss where we are headed for the year and offer some updates on information communicated on the March 13 year end call.

Following my opening statements, I will turn the call over to Wally for a more detailed accounting of our financial results after which I will have some closing remarks.

As a reminder for those of you who are new to the company, we organize our business and report along two segments, our Network segment, which includes all the revenue from the delivery of advertisements into our partners’ mobile and desktop websites and applications as well as any revenue derived from our Owned and operated websites.

And our Applications segment, which includes all the revenue associated with the company’s applications, which are marketed directly to consumers through various online marketing methods.

The growth year-over-year was driven principally from within the Network segment, which now makes up roughly 68% of overall revenue and contributed $10.8 million in the quarter. The Application segment delivered $5.1 million, or 32% of overall revenue in the quarter.

The increase in contribution to overall revenue from the Network reflects our focus on this part of the business and the opportunity we see within the mobile space. More on that later.

On our year-end call we had anticipated revenue for Q1 2013 would be between $16.2 and $16.5 million and while revenue in the quarter was slightly lower than we had thought, it represents none the less a very strong first quarter given the more typical seasonality issues we experience between January and April.

The reason why revenue was lower than expected was because we experience a marketplace pricing change in Mid-March that was unexpected. This is not an uncommon event in our business and typically occurs when the marketplace owners, which in this case are MicroSoft and Yahoo, modify their pricing algorithms so as to optimize performance for themselves and their advertisers.

Now, since we do not typically receive forewarning of these changes, the challenge for us is not the change itself but rather adapting to the change, which often takes between 30-90 days.

We do not view this as a long-term issue and in fact we see revenue improving well leading into May based on the changes we made in late March and we expect to see continuing improvement throughout the remainder of the 2nd quarter. Quality, subsequent to the changes, is as high as it has ever been, a strong indication that we have adapted both quickly and correctly.

Based on internal reporting, Revenue for the first 7 days of May was approximately $155 thousand dollars per day and has been headed upwards since the end of March and is already trending higher Year-over-Year.  Our larges revenue day so far this quarter was $170 thousand dollars.

Within the first quarter, Revenue, Gross profit, operating margins, the net loss and debt were all improved materially relative to last year and as we exit the first quarter we expect to see ongoing benefits to operations from this trend into Q3 and Q4 particularly now that we have executed on our office consolidations, a move designed to improve Cash flow within the business.

Managing cash remains a very important part of operating our business and we have been cash flow positive since August of last year and the $1.4 million of Adjusted EBITDA delivered within the first quarter reflects the progress the team has made here.

That being said, we remain determined to implement efficiencies wherever possible in our business and it may be worth noting that on revenue per headcount basis, Inuvo is significantly more efficient than its peer group.

In March we had announced that we were expecting to realize approximately $120,000 dollars of monthly expense benefits from the move. As discussed on that call, the three largest components of that saving were the Tampa lease, which we exited in March, the NY lease, which I am pleased to report we sub-let in April at cost, and the NY Data Centers, which we are on track to exit by the end of June.

We have already secured 75% of this benefit and we expect ongoing cost benefits associated with the move as a result of the lower cost basis in our new location in Conway, Arkansas.

The new office in Arkansas has been up and running since April 1st and we now have over 19 full time employees in that office out of the 36 total employees we have across the company. I remain pleased with the quality of talent we have recruited in Arkansas and while we have experienced some disruption associated with the move, we feel confident that we have and are managing through this transition judiciously.

We have leased shared office space in NY for our New York based employees and moved our key Florida based employees to home based offices.

I’d like to now talk briefly about the two segments of the business and where we are headed, starting first with the Network segment:

This segment of the business has been the principle driver of our growth over the last 12 months. Our expansion into mobile and the development of owned and operated web properties both rely on the ad services from this segment to be successful.

To put this in perspective, roughly 12% of our overall revenue in the first quarter was from owned and operated websites and we are already trending towards 18% in the second quarter.

As it relates to mobile traffic, 15% of all traffic within the Network originated through a mobile device in the first quarter and this too has been headed higher in the second quarter, already trending towards 20%.

We are currently working either directly or indirectly with over 150 mobile applications that are in various stages of their implementation of our Ad services.

Consumer web activity is still growing robustly at 6% a year, but mobile web traffic is increasing at an astonishing 55% per year. We are extremely well positioned, both as a result of our technology and our relationships, to take advantage of this opportunity for market expansion.

We recently announced the launch of our local search web property into Europe. We see attractive growth potential in the local search part of the business over the next 18 months and expect to continue the expansion of our domestic and internationally owned websites across a number of high interest consumer categories.

You should expect to hear about launches of new web properties throughout the remainder of the year and, as has been discussed in the past, each new web property will typically be followed by the launch of a companion application, increasingly, a mobile based application.

Additionally, within this segment of our business, we have also been very encouraged by many of the new growth initiatives coming out of Yahoo and we are working together with them on some exciting new ways to package search results for the display market. More on that in the ensuing months.

The application segment of the business continues to improve following a number of recent changes we discussed on our year-end call in March.

Our application business should be viewed in many respects in a manner similar to which we view our expansion into owned and operated websites. Not only do we want to serve ads into the applications of others (which we in fact do today) but we also, where possible and when it makes sense, want to effectively control that distribution, by owning the application itself.

The Alot AppBar is a perfect example of this controlled distribution strategy where we have approximately 4.7 million worldwide users of an application whose income is derived from advertising. View this as one of many channels where Inuvo drives profitable revenue from advertising, each and everyone one of them competing, internally, for marketing dollars and resources based on their respective contributions to the overall business.

While this is perhaps not commonly known, we already provide advertising and coupon services to a number of ToolBar companies so this concept of both partnering and owning is already well proven at Inuvo from both a website and application perspective.

This segment of the business has contracted over the last 6 months, however, this only means that we are optimizing this channel for profitability and while we could grow this part of the business more aggressively through marketing spend, currently, the economics associated with other opportunities offer a more immediate return on investment.

This does not mean we are not taking steps to position this segment for growth. On the product development front, we recently reported the launch of a Chrome version of the Alot Appbar, which opens us up to a growing market that we had previously not served and we are preparing the launch of additional products over the next several quarters.

From an application development perspective, strategically, we have focused our attention towards mobile-deployed applications. As mentioned earlier, each of the websites we launch is expected to have its companion application, and we expect to launch our first mobile application with BargainMatch in late Q2.

I would like to now turn the call over to Wally for a more detailed analysis of the financials. Wally.

Wally Ruiz Comments:

Thank you Rich.  Good afternoon everyone.  Thank you for joining us today to discuss the company's financial results for the first quarter of 2013.  My comments will refer to the press release and 10-Q filed today.  I would like to remind everyone, that for comparison purposes, the first quarter of 2012 included one month’s worth of the acquisition we made in that quarter.
Throughout my talk today, I will compare the first quarter of 2013 with that comparable first quarter in 2012 and where it is relevant, to the immediate prior quarter, the fourth quarter of 2012.

As Rich mentioned, Inuvo today reported net revenue of $15.9 million in the first quarter of 2013. This is an 82 percent increase over the same quarter last year. Both the Network and the Applications segment contributed to the higher revenue of the current year quarter. The Network segment reported $10.8 million of revenue in the current quarter, an increase of 69% over the same quarter last year. The Network segment represents 68% of the company’s total revenue. The increase in the first quarter of 2013 over the same quarter last year is due to the strong increase in the delivery of advertisements to partner websites and our own websites. Revenue from partner’s websites increased 60% compared to the first quarter of 2012 the result of expansion across publisher segments and an improvement in quality and the growth in mobile. Revenue from our owned and operated websites increased nearly 8 fold compared to the first quarter of 2012 largely due to the expansion of websites, particularly the local search directory at local.alot.com. All other revenue in the segment, non-core operations, declined $230 thousand in the first quarter compared to the same quarter last year.

The Applications segment represented 32% of the company’s total revenue in the first quarter. The Applications segment reported $5.1 million of revenue in the quarter. This segment is mostly comprised of operations acquired in the merger in March of last year. The revenue of this segment is $2.7 million greater in the 2013 quarter compared to the same quarter last year and $1.7 million lower than the immediate prior quarter, the fourth quarter of 2012. The policy changes in the first quarter by our advertisement sourcingpartner required that we modify marketing programs the result of which impacted our ability to acquire new Alot customers as cost effectively as we had been able to in the past.

Gross profit was $8.4 million in the first quarter of 2013. This is a 147 percent increase over the same quarter last year. Both the Network and the Applications segment contributed to the higher gross profit. Gross profit as a percent of revenue was 53% compared to 39% last year. In the first quarter of 2013, the Network segment gross profit as a percent of revenue was 34.5% compared to 23.2% for the same quarter last year. The increase in gross is primarily due to the greater percent of advertising driven through our owned and operated websites. The Applications segment gross profit, as a percent of revenue was 92% compared to 81.2% for the same quarter last year and 88.4% for the immediate prior quarter. The higher gross profit is primarily due the discontinuance of under performing marketing programs.

Operating expense was $8.8 million in the first quarter. This is a $3.7 million increase over the same quarter last year and a $1 million decrease from the immediate prior quarter. The increase over the first quarter is largely due to having only one month of merged operations in the last year quarter. The decrease in operating expense in the first quarter of 2013 compared to the immediate prior quarter is due to approximately $1 million lower Search costs in the current quarter and to higher expenses in the fourth quarter of 2012 due to a $505 thousand charge associated with the departure of the former CEO. Search costs are mostly associated with the ALOT operations within the Applications segment where we bid on keywords in order to drive traffic to our landing pages, the successful result from which is that a consumer downloads our product. To a lesser extent, we also spend on Search for owned and operated web properties.

Search costs increased $2.9 million in the first quarter of 2013 over the same quarter in the prior year and decreased approximately $400,000 from the immediate prior quarter due to the policy changes mentioned above. Compensation increased $696 thousand in the first quarter of 2012 over the same quarter in the prior year and decreased $252 thousand from the immediate prior quarter due to the $505 thousand charge in the fourth quarter of 2012 previously mentioned. Compensation expense in the current year quarter includes a non-recurring accrual of $316 thousand dollars for severance for employees who chose not to relocate to Arkansas. Selling, general & administration expense, or S, G & A increased $160 thousand in the first quarter of 2013 over the same quarter in the prior year and decreased $370 thousand from the immediate prior quarter. The increase in the current quarter S,G&A over the same quarter of the prior year is due primarily to $406 thousand dollars of higher depreciation and amortization expense. The decrease in the current quarter S,G&A from the fourth quarter of the prior year is largely due a $222 thousand charge in the fourth quarter for the allowance for doubtful accounts and generally lower operating expenses in the current quarter.

As Rich said the relocation to Arkansas has gone well and we are beginning to see the benefits in the form of lower operating expense. At this point, the state has reimbursed us for nearly $1.5 million in relocation expenses.

Net interest and other expense was $107 thousand in the first quarter of 2013 compared to $167 thousand in the same quarter in the prior year. The lower interest expense of this year’s quarter was due to writing off a bank financing fee of $100 thousand in the last year quarter due to signing a new agreement with the bank associated with the March 2012 merger.

During the first quarter we received a favorable resolution to an income tax audit of our discontinued German subsidiary resulting in a tax credit of $125 thousand.

The Company reported a net loss of $291 thousand, or $0.01 per share, for the three months ended March 31, 2013, compared to a net loss of $1.9 million, or $0.13 per share, for the corresponding period last year.

EBITDA, adjusted for stock compensation expense and severance associated with the relocation was approximately $1.4 million in the quarter that ended March 31, 2013 and that compares to an adjusted EBITDA of $212 thousand in the same quarter of the prior year.

Balance Sheet as of December 31, 2012

Turning the balance sheet, cash and cash equivalents totaled $3.2 million at March 31, 2013 compared to $3.4 million at the end of 2012.  Bank debt was approximately $6.9 million compared to $7.8 million at the end of 2012. Again as mentioned, the company has been generating a positive cash flow from operations since last August.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally. In closing, I would like to summarize:

1)	We had a great first quarter and while we experienced a slow down in Mid March and April, we see plenty of opportunity within the business as we look out towards the end of the year.
2)	We’ve made significant improvements with margins, expenses, income and debt and continue to measure our efficiency as a company against our peer group.
3)	We have already secured 75% of the monthly benefits we had anticipated from the move and expect to realize the entire benefit starting at the end of June.
4)	We continue to expand our owned and operated properties, generating roughly 12% of our revenue from this strategy in Q1 and trending towards 18% in Q2.
5)	We continue to aggressively exploit the mobile growth curve with 15% of traffic currently mobile and trending quickly towards 20%.

And finally,

6)	Our move to Arkansas is almost completed and despite some disruption in the business, we are exceptionally pleased with the quality of new employees and our decision to relocate.

I’d like to now turn the call over to the operator for questions and answers.
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Richard Howe Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.
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